Exhibit 99.1

For Information
James R. Edwards
303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS RESULTS FOR THE THIRD QUARTER OF 2012;
PROVIDES OPERATIONS UPDATE

•	Record quarterly production of 57.0 BCFE or 9.5 MMBOE, an average of 620 MMCFE/d; above quarterly guidance range of 565 - 603 MMCFE/d

•	Full-year production guidance increased to 215.5 - 218.5 BCFE

•	Quarterly GAAP net loss of $38.3 million or $0.58 per diluted share; adjusted net income of $9.7 million or $0.14 per diluted share

•	Quarterly EBITDAX of $260.9 million; 22% sequential growth over second quarter

DENVER, CO OCTOBER 31, 2012 - SM Energy Company (NYSE: SM) announces financial results for the third quarter of 2012 and provides an operations update. In addition, a new presentation for the Company's third quarter earnings and operations update will be posted on the Company's website at www.sm‑energy.com. This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on November 1, 2012. Information for the earnings call can be found below.

THIRD QUARTER 2012 RESULTS

SM Energy reported a net loss for the third quarter of 2012 of $38.3 million or $0.58 per diluted share. This compares to net income of $230.1 million, or $3.41 per diluted share, for the same period of 2011. Adjusted net income for the third quarter of 2012 was $9.7 million, or $0.14 per diluted share, compared to adjusted net income of $42.4 million, or $0.63 per diluted share, for the same period of 2011. Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. The Company generally excludes non-recurring items, items whose timing and/or amount cannot be reasonably estimated, and large non-cash items, such as gains or losses on divestiture activity and unrealized gains or losses from derivative activity. The table below presents a summary of the adjustments made to arrive at adjusted net income:

Adjusted Net Income Reconciliation
(in thousands, except per share data)

Reconciliation of net income (loss) (GAAP) to adjusted net income (Non-GAAP):
	For the Three Months Ended September 30,
	2012	2011

Reported net income (loss) (GAAP)	$(38,336)	$230,097
Adjustments, net of tax: (1)
Change in Net Profits Plan liability	500	(15,631)
Unrealized derivative (gain) loss	41,869	(82,877)
(Gain) loss on divestiture activity	5,350	(119,586)
Impairment of proved properties	—	30,425
Abandonment & impairment of unproved properties	280	—

Adjusted net income (Non-GAAP)	$9,663	$42,428

Adjusted net income per diluted common share:	$0.14	$0.63

Diluted weighted-average common shares outstanding: (2)	66,973	67,386

(1) For the three-month periods ended September 30, 2012 and September 30, 2011, adjustments are shown net of tax and are calculated using an effective tax rate of 37.3%, which approximates the Company's statutory tax rate, as adjusted for ordinary permanent differences.

(2) For periods where the Company reports a GAAP net loss, the diluted weighted average share count is calculated using potentially dilutive securities related to unvested Restricted Stock Units, in-the-money outstanding options to purchase the Company's common stock, contingent Performance Share Awards, and contingent Performance Stock Units. On a GAAP basis, these items are not treated as dilutive securities in periods where the Company reports a GAAP loss for the quarter.

Earnings before interest, taxes, depreciation, depletion, amortization, accretion, and exploration expense ("EBITDAX") was $260.9 million for the third quarter of 2012, an increase of 21% from $215.5 million for the same period of 2011.

Adjusted net income and EBITDAX are non-GAAP financial measures — please refer to the respective reconciliations in the accompanying Financial Highlights section at the end of this release for additional information about these measures.

Revenues and other income for the third quarter were $379.0 million compared to $530.6 million for the same period of 2011. The decrease in operating revenue in the third quarter of 2012 was primarily due to a decrease in divestiture activity in the current period compared to the same period in 2011, when the Company recognized approximately $191 million in gains from divestiture activity. The table below provides the average realized prices received by product for the Company, as well as the adjusted prices received after taking into account cash settlements for derivative transactions:

Average Realized Commodity Prices for Quarter Ended September 30, 2012
	Before the effect of derivative cash settlements	After the effect of derivative cash settlements

Oil ($/Bbl)	$83.98	$82.15
Gas ($/Mcf)	$3.05	$3.44
Natural gas liquids ($/Bbl)	$34.82	$37.39
Equivalent ($/MCFE)	$6.56	$6.76

The table below presents key performance measures and metrics, as well as previously provided guidance for the third quarter of 2012:

Production	Reported	3Q12 Guidance

Average daily production (MMCFE/d)	620	565 - 603
Total production (BCFE)	57.0	52.0 - 55.5

Costs
LOE ($/MCFE)	$0.82	$0.88 - $0.94
Transportation ($/MCFE)	$0.65	$0.69 - $0.73
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	5.1%	6.1%

G&A - Cash ($/MCFE)	$0.37	$0.44 - $0.47
G&A - Cash NPP ($/MCFE)	$0.07	$0.07 - $0.09
G&A - Non-cash ($/MCFE)	$0.12	$0.13 - $0.15
Total G&A ($/MCFE)	$0.56	$0.64- $0.71

DD&A ($/MCFE)	$3.38	$3.20 - $3.40
Non-cash interest expense ($MM)	$1.1	$1.1

For the third quarter of 2012, SM Energy met or beat guidance on all metrics. Production was approximately 6% above the midpoint of third quarter guidance, primarily driven by growth in the Company's operated Eagle Ford shale program as the Company's third party midstream provider alleviated infrastructure constraints on its midstream gathering system. LOE was lower than guidance primarily due to the operated Eagle Ford shale program, where cost saving initiatives and the installation of a water recycling facility have driven costs below the Company's earlier forecast. For transportation costs, the Company was below guidance due to anticipated third party field compression and oil gathering facilities not coming online during the third quarter as planned. The Company's production tax rate as a percentage of oil, gas, and NGL revenue was lower than guidance due to severance tax incentives granted to deep gas wells associated with the Texas portion of the Company's Haynesville shale program. G&A per MCFE was lower than guidance as a result of a combination of higher than forecasted production and lower than forecasted compensation related expenses.

FINANCIAL POSITION AND LIQUIDITY

At the end of the third quarter of 2012, SM Energy had total long-term debt of approximately $1.3 billion. A summary of the Company's long-term debt is shown in the table below:

Schedule of long-term debt
($ in millions)

Debt Issue	Amount outstanding at September 30, 2012
Revolving credit facility	$228
Senior Notes due 2019	350
Senior Notes due 2021	350
Senior Notes due 2023	400
Total	$1,328

On August 31, 2012, the Company's bank group redetermined its borrowing base, increasing it to $1.55 billion from $1.4 billion at June 30, 2012. SM Energy has elected to keep its current commitments under its credit facility unchanged at $1.0 billion. As of September 30, 2012, SM Energy's debt-to-book capitalization ratio was 47% and the ratio of the Company's debt to twelve month trailing EBITDAX was 1.3 times. As of the end of the third quarter, SM Energy was in compliance with all of the covenants associated with its long-term debt.

OPERATIONS UPDATE

Production
SM Energy reported quarterly production of 57.0 BCFE or 9.5 MMBOE, resulting in average daily production of 620 MMCFE per day for the third quarter of 2012. Reported production was 6% above the midpoint of the previously provided production guidance range of 565 to 603 MMCFE per day. Reported production increased by 13% from the quarterly production of 50.6 BCFE in the second quarter of 2012. The Company's Eagle Ford program is primarily responsible for this production growth.

Eagle Ford Shale
The Company's operated net production in the Eagle Ford shale averaged 243 MMCFE/d in the third quarter of 2012, an 18% increase from second quarter production of 207 MMCFE/d. Average daily production from the Company's operated Eagle Ford shale program increased 90% from the third quarter of 2011 to the third quarter of 2012. During the third quarter of 2012, SM Energy operated six drilling rigs on its operated Eagle Ford shale acreage. At the end of the third quarter, one rig was released and the Company expects to exit the year with five operated rigs. During the quarter, the Company's midstream provider began installing additional planned tank batteries in its infield gathering system. At the end of the quarter, the system had five of the six planned tank batteries installed, and the Company expects the sixth remaining battery to be operational by year end. During the third quarter, the Company completed 24 wells on its operated acreage. Based on the current drilling schedule, the Company now expects to complete 74 wells in 2012, with another 21 drilled wells waiting on completion at year end.

In the non-operated portion of the Company's Eagle Ford shale program, net production for the third quarter of 2012 averaged 14.0 MBOE/d. The operator ran approximately nine drilling rigs and one spudder rig during the third quarter of 2012, and is expected to continue at the same activity level for the remainder of the year.

Bakken / Three Forks
SM Energy operated four drilling rigs during the third quarter, and plans to operate those four rigs for the remainder of 2012. The Company continues to focus three of its rigs on Bakken and Three Forks drilling in its Raven and Bear Den prospects in McKenzie and Williams Counties, North Dakota, while the fourth operated rig focuses on the Three Forks formation in the Company's Gooseneck prospect in Divide County, North Dakota. Third quarter average daily production for the Company's Bakken / Three Forks program was 11.0 MBOE/d, a 6% increase from the second quarter of 2012 and a 96% increase from the third quarter of 2011. During the first half of 2012, the Company transitioned most of its drilling and completion activity in the Williston Basin to multi-well pad infill drilling. During the quarter, the Company completed nine operated wells in its Bakken / Three Forks program. While the Company has divested a number of its non-operated Williston Basin assets, the Company is still participating in a number of non-operated wells throughout the Williston Basin.

Permian Basin
In the third quarter of 2012, the Company increased its acreage position in the Permian Basin by approximately 10,300 net acres to a total of approximately 125,600 net acres in the basin. During the third quarter, the Company operated four drilling rigs. Two of these rigs were focused on the Company's Mississippian limestone project in the northern Midland Basin, where it continues to delineate its approximately 68,000 net acre position. One operated rig is focused on the Leonard shale, with four wells in various stages of drilling and completion. The Company expects to evaluate the performance of these initial wells prior to providing any additional commentary on this program.

Other Activity
In its Granite Wash program, the Company operated three rigs and completed four wells in the third quarter of 2012. The Company plans to drop one of the rigs during the fourth quarter of 2012, exiting the year with two operated rigs. The Company also operated one rig in its Powder River Basin program in Wyoming, where it is testing long lateral Frontier wells as well as the prospectivity of other intervals.

UPDATED PRODUCTION, AND PERFORMANCE GUIDANCE

The Company is providing updated production and cost guidance for fourth quarter and full year 2012 in the table below:

Guidance for 2012
	4Q12	FY2012
Production (BCFE)	57.5 - 60.5	215.5 - 218.5
Average daily production (MMCFE/d)	625 - 658	589 - 597
Oil production (as % of total)		~28%
Natural gas production (as % of total)		~55%
NGL production (as % of total)		~17%

LOE ($/MCFE)	$0.82 - $0.87	$0.81 - $0.86
Transportation ($/MCFE)	$0.69 - $0.73	$0.62 - $0.65
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	6.1%	5.3%

G&A - Cash ($/MCFE)	$0.40 - $0.44	$0.41 - $0.45
G&A - Cash NPP ($/MCFE)	$0.07 - $0.09	$0.08 - $0.10
G&A - Non-cash ($/MCFE)	$0.11 - $0.13	$0.10 - $0.12
Total G&A ($/MCFE)	$0.58 - $0.66	$0.59 - $0.67

DD&A ($/MCFE)	$3.20 - $3.40	$3.20 - $3.40
Non-cash interest expense ($MM)	$1.1	$6.8

Effective income tax rate range		37.3% - 37.8%
% of income tax that is current		<5%

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss these results and other operational matters for November 1, 2012, at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time). The call participation number is 877-445-0811 and the conference ID number is 42308521. An audio replay of the call will be available approximately two hours after the call at 855-859-2056, with the conference ID number 42308521. International participants can dial 617‑401-8115 to take part in the conference call, using the conference ID number 42308521, and can access a replay of the call at 404-537-3406, using conference ID number 42308521. Replays can be accessed through November 15, 2012.

This call is being webcast live and can be accessed at SM Energy Company's website at www.sm-energy.com. An audio recording of the conference call will be available at that site through November 15, 2012.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release may contain or incorporate by reference forward looking statements within the meaning of securities laws, including estimates, forecasts, plans and projections. The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements. The forward looking statements contained in this release speak as of the date of this release. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil, natural gas, and natural gas liquids prices, the uncertain nature of the expected benefits from the acquisition, divestiture, or joint venture of oil and gas properties, the uncertain nature of announced divestiture, joint venture, farm down or similar efforts and the ability to complete such transactions, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of midstream service providers to purchase or market the Company's production, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing for purchasers of oil and gas properties, the ability of the banks in the Company's credit facility to fund requested borrowings, the ability of derivative counterparties to settle derivative contracts in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of drilling, completion, and operating equipment and services, the risks associated with the Company's commodity price risk management strategy, uncertainty regarding the ultimate impact of potentially dilutive securities, and other such matters discussed in the “Risk Factors” section of SM Energy's 2011 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at
www.sm-energy.com

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2012

Guidance Comparison
	For the Three Months Ended September 30, 2012
	Actual	Guidance Range

Average daily production (MMCFE per day)	620	565 - 603
Total production (BCFE)	57.0	52.0 - 55.5

Lease operating expense (per MCFE)	$0.82	$0.88 - $0.94
Transportation expense (per MCFE)	$0.65	$0.69 - $0.73
Production taxes, as a percentage of pre-derivative oil, gas, and NGL revenue	5.1%	6.1%

General and administrative - Cash (per MCFE)	$0.37	$0.44 - $0.47
General and administrative - Cash related to Net Profits Plan (per MCFE)	$0.07	$0.07 - $0.09
General and administrative - Non-cash (per MCFE)	$0.12	$0.13 - $0.15
Total General and administrative (per MCFE)	$0.56	$0.64- $0.71

Depreciation, depletion, and amortization (per MCFE)	$3.38	$3.20 - $3.40

Non-cash interest expense ($MM)	$1.1	$1.1

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2012

Production Data	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2012	2011	Percent Change	2012	2011	Percent Change

Average realized sales price, before the effects of
derivative cash settlements:
Oil (per Bbl)	$83.98	$82.63	2%	$85.76	$88.54	(3)%
Gas (per Mcf)	3.05	4.52	(33)%	2.78	4.51	(38)%
NGL (per Bbl)	34.82	56.10	(38)%	38.53	52.71	(27)%
Equivalent (per MCFE)	$6.56	$7.65	(14)%	$6.63	$7.90	(16)%

Average realized sales price, including the effects of
derivative cash settlements:
Oil (per Bbl)	$82.15	$75.02	10%	$83.04	$78.13	6%
Gas (per Mcf)	3.44	4.89	(30)%	3.35	4.97	(33)%
NGL (per Bbl)	37.39	49.71	(25)%	39.61	46.45	(15)%
Equivalent (per MCFE)	$6.76	$7.40	(9)%	$6.85	$7.57	(10)%

Production:
Oil (MMBbls)	2.6	2.0	33%	7.5	5.6	33%
Gas (Bcf)	31.3	25.9	21%	88.1	71.5	23%
NGL (MMBbls)	1.7	0.8	109%	4.2	2.2	91%
BCFE (6:1)	57.0	42.5	34%	158.3	118.4	34%

Average daily production:
Oil (MBbls per day)	28.6	21.5	33%	27.4	20.6	33%
Gas (MMcf per day)	340.3	281.2	21%	321.5	262.0	23%
NGL (MBbls per day)	18.0	8.6	109%	15.3	8.0	91%
MMCFE per day (6:1)	619.6	462.1	34%	577.6	433.7	33%

Per MCFE Data:
Realized price before the effects of derivative cash settlements	$6.56	$7.65	(14)%	$6.63	$7.90	(16)%
Lease operating expense	0.82	0.94	(13)%	0.83	0.90	(8)%
Transportation costs	0.65	0.56	16%	0.61	0.47	30%
Production taxes	0.33	0.33	—%	0.33	0.29	14%
General and administrative	0.56	0.70	(20)%	0.58	0.70	(17)%
Operating profit, before the effects of derivative cash settlements	$4.20	$5.12	(18)%	$4.28	$5.54	(23)%
Derivative cash settlements	0.20	(0.25)	(180)%	0.22	(0.33)	(167)%
Operating profit, including the effects of derivative cash settlements	$4.40	$4.87	(10)%	$4.50	$5.21	(14)%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$3.38	$2.89	17%	$3.31	$2.90	14%

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2012

Consolidated Statements of Operations
(in thousands, except per share amounts)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Operating revenues and other income:
Oil, gas, and NGL production revenue	$373,928	$325,231	$1,049,131	$935,478
Realized hedge gain (loss)	501	(6,843)	2,338	(14,548)
Gain (loss) on divestiture activity	(8,532)	190,728	(31,246)	245,662
Marketed gas system and other operating revenue	13,054	21,458	40,571	57,184
Total operating revenues and other income	378,951	530,574	1,060,794	1,223,776

Operating expenses:
Oil, gas, and NGL production expense	102,447	77,753	280,713	196,907
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	192,432	123,067	523,610	343,805
Exploration	25,417	11,272	66,031	33,587
Impairment of proved properties	—	48,525	38,523	48,525
Abandonment and impairment of unproved properties	447	—	11,296	4,316
General and administrative	32,171	29,787	91,443	82,958
Change in Net Profits Plan liability	798	(24,930)	(17,342)	(24,719)
Unrealized and realized derivative (gain) loss	55,856	(128,425)	(40,040)	(83,872)
Marketed gas system and other operating expense	12,219	20,737	40,780	57,746
Total operating expenses	421,787	157,786	995,014	659,253

Income (loss) from operations	(42,836)	372,788	65,780	564,523

Nonoperating income (expense):
Interest income	126	27	201	382
Interest expense	(18,362)	(9,372)	(45,352)	(33,636)

Income (loss) before income taxes	(61,072)	363,443	20,629	531,269
Income tax benefit (expense)	22,736	(133,346)	(7,740)	(195,142)

Net income (loss)	$(38,336)	$230,097	$12,889	$336,127

Basic weighted-average common shares outstanding	65,745	63,904	64,815	63,665

Diluted weighted-average common shares outstanding	65,745	67,386	67,343	67,390

Basic net income (loss) per common share	$(0.58)	$3.60	$0.20	$5.28

Diluted net income (loss) per common share	$(0.58)	$3.41	$0.19	$4.99

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2012

Consolidated Balance Sheets
(in thousands, except per share amounts)	September 30,	December 31,
ASSETS	2012	2011
Current assets:
Cash and cash equivalents	$184	$119,194
Accounts receivable	235,887	210,368
Refundable income taxes	3,242	5,581
Prepaid expenses and other	39,014	68,026
Derivative asset	41,865	55,813
Deferred income taxes	5,746	4,222
Total current assets	325,938	463,204

Property and equipment (successful efforts method), at cost:
Land	1,845	1,548
Proved oil and gas properties	5,197,761	4,378,987
Less - accumulated depletion, depreciation, and amortization	(2,190,507)	(1,766,445)
Unproved oil and gas properties	160,468	120,966
Wells in progress	264,634	273,428
Materials inventory, at lower of cost or market	12,718	16,537
Oil and gas properties held for sale net of accumulated depletion, depreciation and amortization of $15,446 in 2012 and $10,714 in 2011	19,503	246
Other property and equipment, net of accumulated depreciation of $22,075 in 2012 and $23,985 in 2011	135,376	71,369
Total property and equipment, net	3,601,798	3,096,636

Other noncurrent assets:
Derivative asset	22,383	31,062
Restricted cash	93,771	124,703
Other noncurrent assets	80,062	83,375
Total other noncurrent assets	196,216	239,140

Total Assets	$4,123,952	$3,798,980

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$474,573	$456,999
Derivative liability	19,352	42,806
Other current liabilities	6,000	6,000
Total current liabilities	499,925	505,805

Noncurrent liabilities:
Long-term credit facility	228,000	—
3.50% Senior Convertible Notes, net of unamortized discount of $2,431 in 2011	—	285,069
6.625% Senior Notes Due 2019	350,000	350,000
6.50% Senior Notes Due 2021	350,000	350,000
6.50% Senior Notes Due 2023	400,000	—
Asset retirement obligation	90,788	87,167
Asset retirement obligation associated with oil and gas properties held for sale	749	1,277
Net Profits Plan liability	90,389	107,731
Deferred income taxes	573,577	568,263
Derivative liability	8,802	12,875
Other noncurrent liabilities	57,680	67,853
Total noncurrent liabilities	2,149,985	1,830,235

Stockholders’ equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares; issued: 66,121,809 shares in 2012 and 64,145,482 shares in 2011; outstanding, net of treasury shares: 66,071,228 shares in 2012 and 64,064,415 shares in 2011	661	641
Additional paid-in capital	222,812	216,966
Treasury stock, at cost: 50,581 shares in 2012 and 81,067 shares in 2011	(1,221)	(1,544)
Retained earnings	1,257,534	1,251,157
Accumulated other comprehensive loss	(5,744)	(4,280)
Total stockholders' equity	1,474,042	1,462,940

Total Liabilities and Stockholders’ Equity	$4,123,952	$3,798,980

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2012

Consolidated Statements of Cash Flows
(in thousands)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income (loss)	$(38,336)	$230,097	$12,889	$336,127
Adjustments to reconcile net income to net cash provided by operating activities:
(Gain) loss on divestiture activity	8,532	(190,728)	31,246	(245,662)
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	192,432	123,067	523,610	343,805
Exploratory dry hole expense	10,353	—	18,551	49
Impairment of proved properties	—	48,525	38,523	48,525
Abandonment and impairment of unproved properties	447	—	11,296	4,316
Stock-based compensation expense	9,359	7,713	21,731	19,550
Change in Net Profits Plan liability	798	(24,930)	(17,342)	(24,719)
Unrealized derivative (gain) loss	66,777	(132,180)	(7,237)	(108,020)
Amortization of debt discount and deferred financing costs	1,076	3,404	5,692	14,698
Deferred income taxes	(22,910)	112,010	7,305	164,251
Plugging and abandonment	(288)	(1,505)	(1,804)	(2,935)
Other	1,773	(64)	906	(5,952)
Changes in current assets and liabilities:
Accounts receivable	(19,417)	(10,417)	(18,682)	(20,787)
Refundable income taxes	(639)	3,134	2,339	8,482
Prepaid expenses and other	(1,444)	(960)	(6,203)	14,732
Accounts payable and accrued expenses	34,785	(39,028)	30,766	(41,558)
Excess income tax benefit from the exercise of stock awards	—	(8,364)	—	(15,155)
Net cash provided by operating activities	243,298	119,774	653,586	489,747

Cash flows from investing activities:
Net proceeds from sale of oil and gas properties	33,253	227,101	48,663	325,053
Capital expenditures	(421,389)	(419,245)	(1,126,755)	(1,081,617)
Acquisition of oil and gas properties	(292)	—	(5,604)	—
Other	(111)	2,015	—	(340)
Net cash used in investing activities	(388,539)	(190,129)	(1,083,696)	(756,904)

Cash flows from financing activities:
Proceeds from credit facility	432,000	13,500	1,234,500	115,500
Repayment of credit facility	(265,000)	(13,500)	(1,006,500)	(163,500)
Debt issuance costs related to credit facility	—	(194)	—	(8,719)
Net proceeds from Senior Notes due 2019	—	(313)	—	341,122
Net proceeds from Senior Notes due 2023	(113)	—	392,223	—
Repayment of Convertible Notes	—	—	(287,500)	—
Proceeds from sale of common stock	533	664	3,421	5,593
Dividends paid	—	—	(3,208)	(3,181)
Net share settlement from issuance of stock awards	(21,605)	(9,967)	(21,605)	(9,967)
Excess income tax benefit from the exercise of stock awards	—	8,364	—	15,155
Other	(574)	644	(231)	—
Net cash provided by (used in) financing activities	145,241	(802)	311,100	292,003

Net change in cash and cash equivalents	—	(71,157)	(119,010)	24,846
Cash and cash equivalents at beginning of period	184	101,080	119,194	5,077
Cash and cash equivalents at end of period	$184	$29,923	$184	$29,923

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
September 30, 2012

Adjusted Net Income
(in thousands, except per share data)

Reconciliation of net income (loss) (GAAP)
to adjusted net income (Non-GAAP):
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011

Reported net income (loss) (GAAP)	$(38,336)	$230,097	$12,889	$336,127

Adjustments net of tax: (1)
Change in Net Profits Plan liability	500	(15,631)	(10,873)	(15,499)
Unrealized derivative (gain) loss	41,869	(82,877)	(4,538)	(67,729)
(Gain) loss on divestiture activity	5,350	(119,586)	19,591	(154,030)
Impairment of proved properties	—	30,425	24,154	30,425
Abandonment and impairment of unproved properties	280	—	7,082	2,706

Adjusted net income (Non-GAAP) (2)	$9,663	$42,428	$48,305	$132,000

Adjusted net income per diluted common share:	$0.14	$0.63	$0.72	$1.96

Diluted weighted-average common shares outstanding: (3)	66,973	67,386	67,343	67,390

(1) For the three and nine-month periods ended September 30, 2012 and September 30, 2011, adjustments are shown net of tax and are calculated using an effective tax rate of 37.3%, which approximates the Company's statutory tax rate, as adjusted for ordinary permanent differences.

(2) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are non-recurring items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash adjustments and impairments such as the change in the Net Profits Plan liability, unrealized derivative (gain) loss, impairment of proved properties, abandonment and impairment of unproved properties, and loss (gain) on divestiture activity. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

(3) For periods where the Company reports a GAAP net loss, the diluted weighted average share count is calculated using potentially dilutive securities related to unvested Restricted Stock Units, in-the-money outstanding options to purchase the Company's common stock, contingent Performance Share Awards, and contingent Performance Stock Units. On a GAAP basis, these items are not treated as dilutive securities in periods where the Company reports a GAAP loss for the quarter.

EBITDAX
(in thousands)

Reconciliation of net income (loss) (GAAP) to EBITDAX (Non-GAAP)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011

Reported net income (loss) (GAAP)	$(38,336)	$230,097	$12,889	$336,127

Adjustments:
Interest income	(126)	(27)	(201)	(382)
Interest expense	18,362	9,372	45,352	33,636
Income tax (benefit) expense	(22,736)	133,346	7,740	195,142
Depletion, depreciation, amortization, and asset retirement obligation liability accretion	192,432	123,067	523,610	343,805
Exploration	25,417	11,272	66,031	33,587
Impairment of proved properties	—	48,525	38,523	48,525
Abandonment and impairment of unproved properties	447	—	11,296	4,316
Stock-based compensation expense	9,359	7,713	21,731	19,550
Unrealized derivative (gain) loss	66,777	(132,180)	(7,237)	(108,020)
Change in Net Profits Plan liability	798	(24,930)	(17,342)	(24,719)
(Gain) loss on divestiture activity	8,532	(190,728)	31,246	(245,662)
EBITDAX (Non-GAAP) (4)	$260,926	$215,527	$733,638	$635,905

(4) EBITDAX represents income or loss before interest expense, interest income, income taxes, depreciation, depletion, amortization and accretion, exploration expense, property impairments, non-cash stock compensation expense, unrealized derivative gains and losses, change in the Net Profit Plan liability, and gains and losses on divestitures. EBITDAX excludes certain items that the Company believes affect the comparability of operating results and can exclude items that are generally one-time or whose timing and/or amount cannot be reasonably estimated. EBITDAX is a non-GAAP measure that is presented because the Company believes that it provides useful additional information to investors, as a performance measure, for analysis of its ability to internally generate funds for exploration, development, acquisitions, and to service debt. The Company is also subject to financial covenants under its credit facility based on its debt to EBITDAX ratio. In addition, EBITDAX is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. EBITDAX should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities, profitability, or liquidity measures prepared under GAAP. Since EBITDAX excludes some, but not all items that affect net income and may vary among companies, the EBITDAX amounts presented may not be comparable to similar metrics of other companies.